Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Years ended December 31,
(in thousands, except per share amounts)	2013	2012	2011
Revenue:
Product revenue	$20,039	$20,089	$31,486
Service and other revenue	6,446	5,894	2,377
Revenue from development agreement	1,696	—	—

Total revenue	28,181	25,983	33,863
Cost of Revenue:
Cost of product revenue	15,706	18,796	18,725
Cost of service and other revenue	6,056	6,247	2,104

Total cost of revenue	21,762	25,043	20,829

Gross profit	6,419	940	13,034
Operating Expense:
Research and development	45,217	47,623	76,080
Sales, general and administrative	38,745	47,655	46,710

Total operating expense	83,962	95,278	122,790
Operating loss	(77,543)	(94,338)	(109,756)
Interest expense	(2,478)	(274)	(287)
Other income, net	728	147	655

Net loss	(79,293)	(94,465)	(109,388)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(16)	(27)	78

Comprehensive loss	$(79,309)	$(94,492)	$(109,310)

Net loss per share:
Basic and diluted net loss per share	$(1.26)	$(1.69)	$(2.03)

Shares used in computing basic and diluted net loss per share	62,784	55,733	53,874